Exhibit 99.1

              EMBREX REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

    RESEARCH TRIANGLE PARK, N.C., Aug. 2 /PRNewswire-FirstCall/ -- Embrex(R), Inc., The In Ovo Company(R), (Nasdaq: EMBX) today announced financial results for the second quarter ended June 30, 2005.

    Highlights
     * Second-quarter 2005 total revenues up 11% over second quarter 2004
     * Second-quarter 2005 gross profit up 8% compared to same period in 2004
     * Device revenues for second-quarter 2005 up 10% over the same period of 2004
     * Device revenues up 7% for first six-months of 2005 compared to first half of 2004
     * Product sales up 29% for second-quarter 2005 compared to same period in 2004
     * Product sales increased 67% for first six-months of 2005 compared to first half of 2004
     * International revenue grew by 20% for first six months of 2005 compared to same period in 2004
     * Test production pre-licensing serials (batches) of Inovocox(TM) in ovo coccidiosis vaccine passed required tests; USDA-required field trials of Inovocox(TM) set to begin in August

                             Financial Summary Table
                                  Embrex, Inc.
           Condensed Consolidated Statements of Operations (Unaudited)
                     (In thousands except per share amounts)

                                       Three Months               Six Months
                                       Ended June 30             Ended June 30
                                 -----------------------   -----------------------
                                    2005         2004         2005         2004
                                 ----------   ----------   ----------   ----------
Revenues                         $   13,018   $   11,727   $   25,781   $   23,683
Cost of revenues                      5,487        4,774       10,980        9,610
Gross profit                          7,531        6,953       14,801       14,073
Operating expenses                    6,159        5,546       12,463       10,942
Other income                             73           97          216          129
Income before taxes                   1,445        1,504        2,554        3,260
Income tax expense                      199          698          698        1,345
Net income                            1,246   $      806        1,856   $    1,915
Net income per share
 of Common Stock:
  Basic                                0.16   $     0.10         0.23   $     0.24
  Diluted                              0.15   $     0.10         0.22   $     0.23
No. of shares
 used in per share
 calculation:
  Basic                               7,964        7,960        7,950        7,997
  Diluted                             8,278        8,268        8,275        8,308

    Results for Second Quarter 2005
    For the quarter ended June 30, 2005, consolidated revenues were $13.0 million, an 11% increase compared to consolidated revenues of $11.7 million for the second quarter of 2004.

    Product sales increased 29% or $0.2 million in the second quarter of 2005 compared to the same period in 2004. For second quarter 2005, device lease fees, a component of device revenues, generated 9% or $1.0 million more in comparison to the same period the prior year. These recurring fees generally contribute more than 90% of device revenues. Device revenues also include device sales, which tend to be sporadic in nature and which increased $0.1 million over second quarter 2004 to $0.2 million for the same period 2005. Overall, device revenues totaled $12.2 million for the second quarter of 2005 compared to $11.1 million for the same period in 2004, representing a 10% increase year over year.

    Second quarter 2005 gross profit was $7.5 million, up $0.6 million compared to the same period a year ago. This was primarily due to changes in the Company's revenue mix and regional mix, which included higher product sales and additional recurring device lease fees, particularly in Latin America. However, as a consequence of the change in revenue mix and regional mix, as well as higher material costs, gross margin decreased to 58% from 59% for the same period in 2004.

    Operating expenses were up 11% to $6.2 million in the second quarter of 2005 compared to $5.5 million during the same period in 2004 primarily due to increases in general and administrative ("G&A") expenses, as well as sales and marketing expenses.

    G&A expenses were $2.7 million for the second quarter of 2005, compared to $2.3 million for the same period of 2004. The increase in G&A expenses from 2004 is primarily due to increases in staff-related and third-party expenses to support business growth, restricted stock expense, legal fees and accounting fees related to Sarbanes-Oxley Act compliance.

    Second-quarter 2005 Sales & Marketing expenses increased to $1.2 million from $0.7 million for the same period in 2004 due to growth of the Global Marketing group to support pre-launch activities of Inovocox(TM), as well as
the continued support of existing products.   Additionally, sales and
marketing expenses that were previously allocated to cost of revenues in 2004 have been retained in sales and marketing expenses in 2005 due to departmental reorganization.

    Research and development ("R&D") expenses were down $0.3 million to $2.3 million for second quarter 2005 compared to the same period in 2004. This decrease is primarily due to production-related expenses for validation costs of USDA pre-licensing serials for Inovocox(TM) vaccine that were capitalized in the second quarter of 2005 for the Embrex Poultry Health facility.

    Income taxes totaled $0.2 million for second quarter 2005, compared to $0.7 million for the same period in 2004. The income tax decrease is due to a lower reported tax rate in second quarter 2005 of 14% compared to 46% for the same period in 2004. The income tax expense decreased in 2005 due primarily to the tax benefit recorded from the filing of amended tax returns for 2001 and 2002. The returns were amended to reflect the Company's claim for extraterritorial income exclusion. The filings of these amended returns represent discrete events that provided the Company tax benefits in the second quarter of 2005. The reported tax rates for the second quarter 2005 and the six-months ended June 30, 2005 would have been 48% and 47%, respectively, if the tax returns were not amended.

    Total net income for the second quarter of 2005 was $1.2 million, compared to net income of $0.8 million for the same quarter in 2004. The increase in second quarter 2005 net income as compared to the same period in 2004 was primarily due to $0.5 million for the adjustment related to pre-licensing serials for the Inovocox(TM) vaccine, in addition to a $0.5 million decrease in income tax expense in connection with the amended tax returns described above. Diluted earnings per share were $0.15 for second quarter 2005 versus $0.10 for the same period in 2004.

    Results of First Six-Months of 2005
    Revenues totaled $25.8 million for the first half of 2005, representing an increase of 9% over 2004 first-half revenues of $23.7 million. Device revenues amounted to $24.1 million for the first half of 2005, an increase of 7% over 2004 first-half revenues of $22.6 million. Most of the device revenue increase was attributable to a 9% increase in recurring device lease fees, which was partially offset by a $0.5 million decrease in device sales. A $0.6 million, or 67%, increase in product revenue resulted from increased Bursaplex(R) sales. The increase in device fee revenues contributed to a 5% increase in first-half 2005 gross profit of $14.8 million from $14.1 million for the same period in 2004. This was primarily due to changes in the Company's revenue mix and regional mix, which included higher product sales and additional recurring device lease fees, particularly in Latin America. However, as a consequence of the change in revenue mix and regional mix, as well as higher material costs, gross margin decreased to 57% from 59% for the same period in 2004.

    Total operating expenses amounted to $12.5 million for the first half of 2005 versus $10.9 million for the first half of 2004. First half 2005 G&A expenses increased 9% over 2004 to $5.3 million due primarily to additional staff-related expenses supporting business growth, as well as increases in legal fees relating to patents and Sarbanes-Oxley Act compliance. In addition, expense increases relating to accounting fees for internal controls for Sarbanes-Oxley Act compliance, restricted stock expense and additional property taxes related to the Embrex Poultry Health manufacturing facility contributed to the increase in G&A expenses. First-half Sales & Marketing expenses increased from $1.3 million in 2004 to $2.2 million in 2005. The expense increase was due to growth of the Global Marketing group to support pre-launch activities of Inovocox(TM), as well as the continued support of existing products. Additionally, sales and marketing expenses that were previously allocated to cost of revenues in 2004 have been retained in sales and marketing expenses in 2005 due to departmental reorganization. Research and development expenses increased from $4.8 million in the first half of 2004 to $5.0 million for the same period of 2005 due to increased staff-related expenses and Gender Sort development work.

    Income taxes totaled $0.7 million for the first half of 2005, as compared to $1.3 million for the same period in 2004. The reported tax rate for the first half of 2005 was 27% compared to the 41% reported tax rate for the first half of 2004. The income tax expense was lower in first half 2005 due primarily to the tax benefit recorded from the filing of amended tax returns, as well as a decrease in pre-tax net income as compared to the same period in 2004. The returns were amended to reflect Embrex's claim for the extraterritorial income exclusion in 2001 and 2002.

    Embrex uses earnings before interest, taxes, depreciation and amortization (EBITDA) as an additional performance measure. Embrex believes that EBITDA, which is a non-GAAP financial measure, provides investors with supplemental information about its financial performance. In compliance with the Securities and Exchange Commission's Regulation G, the Company has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below.

    EBITDA decreased $0.4 million to $5.7 million for the first half of 2005 from $6.1 million during the same period of 2004. At June 30, 2005, cash and cash equivalents totaling $1.9 million were $2.6 million lower than the $4.5 million on hand at December 31, 2004. This was principally due to expenditures of $7.3 million for additional devices and other equipment, a $1.5 million reduction in non-debt current liabilities, and a $0.9 million investment in patents and other non-current assets. This was partially offset by $5.2 million provided by net income and non-cash items, such as depreciation and amortization, and reductions in accounts receivable and other current assets.

    "After first-quarter 2005 total revenue growth of 7%, we are especially pleased to see second quarter revenue growth of 11% compared to the same period of 2004. Also, we're pleased to report recurring revenues for device fees increased 9% for both the quarter and the year-to-date, driven by our rapidly growing presence in Brazil, which is now our second largest revenue producing country after the United States," said Randall Marcuson, President and Chief Executive Officer of Embrex. "Product sales also are up significantly - 67% year over year - largely in Asia as that region continues to recover from the effects of avian influenza. Overall, Embrex is benefiting from its international expansion as 74% of our year-over-year revenue growth occurred outside the United States."

    Added Marcuson: "We are also pleased with the progress we've made with our Inovocox(TM) vaccine. The pre-licensing serials we needed to manufacture for required safety, potency and purity testing were produced and passed the required tests. We're truly proud of this accomplishment by a new production team, in a new facility with a new product. These batches will be used in USDA-required field trials beginning in August at several locations. Assuming these trial results are positive, we plan to submit these to the USDA in the fourth quarter of 2005. While we are hopeful for a timely review, it is up to the USDA to determine their review schedule. All in all, the first half of 2005 has been solid and we remain comfortable with our full-year revenue projection of $52.5 million or slightly better."

    Embrex's management, led by Mr. Marcuson, will discuss second-quarter financial results in a conference call on August 3 at 11:00 AM EDT. To join the conference call, dial (877) 866-3175 (domestic and Canada), or (706) 679-7358 (international), identify Randall Marcuson as the conference leader.

    The live conference call will be publicly available online at www.embrex.com. Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from 2 p.m. EDT August 3 to midnight EDT August 17, by dialing 800-642-1687 (domestic and Canada), or
(706) 645-9291 (international), conference ID 7986122. A replay of the call can also be accessed via the company's website using the same instructions as above for the live webcast.

    About Embrex
    Celebrating its 20th anniversary, Embrex, Inc., The In Ovo Company(R), headquartered in Research Triangle Park, NC, is an international biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today's global poultry industry. The company's unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. For additional information, visit the company web site at www.embrex.com.

    The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the United States and globally, competition arising in the United States and elsewhere, possible decreases in production by our customers, avian disease outbreaks in Embrex's markets, market acceptance and cost of expansion in new geographic markets and with new products, including the Company's ability to penetrate new markets and the degree of market acceptance of new products, the ability of Embrex's contract manufacturers to support our products, the complete commercial development of potential future products on a cost effective basis, including Inovocox(TM), and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company's financial results, is included in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.

    Embrex(R), Bursaplex(R), Newplex(TM), Inovoject(R), Inovocox(TM), Egg Remover(R), Vaccine Saver(R), and The In Ovo Company(R) are trademarks of Embrex, Inc.

    Please see Embrex's Form 10-Q filed with the SEC for detailed GAAP financial statements.

     CONTACT:  Ellen Corliss Moore
               Vice President, Investor Relations
               & Corporate Communications
               (919) 314-2561

                      Consolidated Statement of Operations
                     (In thousands except per share amounts)

                                      Three Months               Six Months
                                      Ended June 30,            Ended June 30,
                                       (unaudited)               (unaudited)
                                 -----------------------   -----------------------
                                    2005         2004         2005         2004
                                 ----------   ----------   ----------   ----------
Revenues
   Device revenues               $   12,172   $   11,052   $   24,094   $   22,553
   Product sales                        724          560        1,423          852
   Other revenue                        122          115          264          278
Total revenues                       13,018       11,727       25,781       23,683

Cost of device revenues
 and product sales                    5,487        4,774       10,980        9,610

Gross profit                          7,531        6,953       14,801       14,073

Operating expenses
   General & administrative           2,694        2,302        5,268        4,854
   Sales & marketing                  1,216          689        2,195        1,334
   Research & development             2,249        2,555        5,000        4,754
Total operating expenses              6,159        5,546       12,463       10,942

Operating income                      1,372        1,407        2,338        3,131

Other income (expense)
   Interest income                       42           20           64           41
   Interest expense                     (19)          (4)         (25)         (16)
   Foreign currency gain                 50           81          177          104
Total other income                       73           97          216          129

Income before tax expense             1,445        1,504        2,554        3,260

Income tax expense                      199          698          698        1,345

Net income                       $    1,246   $      806   $    1,856   $    1,915

Net income per share
 of Common Stock:
   Basic                         $     0.16   $     0.10   $     0.23   $     0.24
   Diluted                       $     0.15   $     0.10   $     0.22   $     0.23

No. of shares used in
 per share calculation:
   Basic                              7,964        7,960        7,950        7,997
   Diluted                            8,278        8,268        8,275        8,308

EBITDA                           $    3,037   $    2,932   $    5,696   $    6,097

                   GAAP Reconciliation of Net Income to EBITDA
                                 (In thousands)

                                      Three Months               Six Months
                                      Ended June 30             Ended June 30
                                       (unaudited)               (unaudited)
                                 -----------------------   -----------------------
                                    2005         2004         2005         2004
                                 ----------   ----------   ----------   ----------
Net income                       $    1,246   $      806   $    1,856   $    1,915
Add back:
Depreciation and amortization         1,573        1,424        3,117        2,821
Interest expense                         19            4           25           16
Tax expense                             199          698          698        1,345
EBITDA                           $    3,037   $    2,932   $    5,696   $    6,097

                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                  June 30,     December 30,
                                                    2005           2004
                                                 (unaudited)    (unaudited)
                                                ------------   ------------
ASSETS
    Current assets                              $     15,662   $     19,507
    Non-current assets                                47,951         43,073
Total assets                                    $     63,613   $     62,580

LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities                         $      5,530   $      7,040
    Non-current liabilities                            8,310          8,518
    Shareholders' equity                        $     49,773   $     47,022

Total liabilities and shareholders' equity      $     63,613   $     62,580

             Condensed Consolidated Statements of Cash Flows
                             (in thousands)

                                                                   Six Months
                                                                  Ended June 30
                                                                  (unaudited)
                                                          ----------------------------
                                                              2005            2004
                                                          ------------    ------------
Net cash provided by operating activities                 $      5,186    $      4,807
Net cash used in investing activities                           (8,161)         (5,523)
Net cash provided by (used in) financing activities                172            (981)
Decrease in cash and cash equivalents                           (2,803)         (1,697)
Currency translation adjustments                                   224            (227)
Cash and cash equivalents at beginning of period                 4,469           9,629
Cash and cash equivalents at end of period                $      1,890    $      7,705

SOURCE  Embrex, Inc.
    -0-                             08/02/2005
    /CONTACT: Ellen Corliss Moore, Vice President, Investor Relations & Corporate Communications of Embrex, Inc., +1-919-314-2561 /
    /Web site:  http://www.embrex.com/